As filed with the Securities and Exchange Commission on October 30, 2006

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ADVANCED MICRO DEVICES, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	94-1692300 (I.R.S. Employer Identification Number)

One AMD Place

Sunnyvale, California 94088-3453

(Address of Principal Executive Offices including Zip Code)

ATI TECHNOLOGIES INC. RESTRICTED SHARE UNIT PLANS FOR

U.S. DIRECTORS AND EMPLOYEES, AS AMENDED AND RESTATED*

ATI TECHNOLOGIES INC. RESTRICTED SHARE UNIT PLANS FOR

CANADIAN DIRECTORS AND EMPLOYEES, AS AMENDED AND RESTATED*

ATI TECHNOLOGIES INC. SHARE OPTION PLAN, AS AMENDED*

ARTX, INC. 1997 EQUITY INCENTIVE PLAN, AS AMENDED*

(Full Title of the Plan)

Harry A. Wolin

Senior Vice President, General Counsel

Advanced Micro Devices, Inc.

One AMD Place

Sunnyvale, California 94088-3453

(408) 749-4000

(Name and Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

CALCULATION OF REGISTRATION FEE

Title of Securities to Be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock, $.01 Par Value	19,322,526 Shares	$20.46	$322,927,681	$34,554

(1)	Includes 869,829 Shares to be issued under the ATI Technologies Inc. Restricted Share Unit Plans for U.S. Directors and Employees, as amended and restated, 1,361,197 Shares to be issued under the ATI Technologies Inc. Restricted Share Unit Plans for Canadian Directors and Employees, as amended and restated, 16,760,412 Shares to be issued under the ATI Technologies Inc. Share Option Plan, as amended, and 331,088 Shares to be issued under the ArtX, Inc. 1997 Equity Incentive Plan, as amended.
(2)	Estimated solely for the purpose of determining the registration fee computed in accordance with Rule 457(h) and Rule 457(c) under the Securities Act of 1933, as amended, on the basis of the average of the reported high and low sale prices of the Common Stock, as reported on The New York Stock Exchange on October 24, 2006, in the case of restricted share units issued pursuant to the ATI Technologies Inc. Restricted Share Unit Plans for U.S. Directors and Employees, as amended and restated, and the ATI Technologies Inc. Restricted Share Unit Plans for Canadian Directors and Employees, as amended and restated, and on the basis of the prices at which options may be exercised, in the case of options issued pursuant the ATI Technologies Inc. Share Option Plan, as amended, and the ArtX, Inc. 1997 Equity Incentive Plan, as amended.

Proposed sale to take place as soon after the effective date of the registration statement as options granted under the Plans are exercised.

*	Each such plan was assumed by Advanced Micro Devices, Inc. following the effectiveness of the acquisition of ATI Technologies Inc. by a wholly owned subsidiary of Advanced Micro Devices, Inc. pursuant to an Acquisition Agreement dated as of July 23, 2006.

INTRODUCTORY STATEMENT

Advanced Micro Devices, Inc., a Delaware corporation (“AMD”), hereby files its registration statement on Form S-8 (the “Registration Statement”) relating to the shares of common stock, $.01 par value, of AMD (“AMD Common Stock”) issuable upon exercise of ATI Options (as hereinafter defined) and vesting of ATI RSUs (as hereinafter defined). AMD, 1252986 Alberta ULC, an unlimited liability company formed under the laws of Alberta (“Alberta ULC”), and ATI Technologies Inc., a corporation continued under the laws of Canada (“ATI”), entered into an Acquisition Agreement dated as of July 23, 2006 (the “Acquisition Agreement”), relating to the acquisition of ATI by Alberta ULC. On October 25, 2006 (the “Effective Date”), pursuant to the Acquisition Agreement and the Plan of Arrangement, as amended, implemented in connection therewith, Alberta ULC acquired all of the outstanding common shares of ATI, and AMD assumed the Plans (as hereinafter defined) and each ATI share option (the “ATI Options”) and restricted share unit (the “ATI RSUs”) outstanding on the Effective Date and issued pursuant to the ATI Technologies Inc. Restricted Share Unit Plans for U.S. Directors and Employees, as amended and restated, the ATI Technologies Inc. Restricted Share Unit Plans for Canadian Directors and Employees, as amended and restated, the ATI Technologies Inc. Share Option Plan, as amended, and the ArtX, Inc. 1997 Equity Incentive Plan, as amended (collectively, the “Plans”), was converted into the right to purchase or receive, as the case may be, shares of AMD Common Stock, as adjusted as to price and/or number of shares to reflect the Exchange Ratio (as defined in the Plan of Arrangement).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information called for in Part I of Form S-8 is not being filed with or included in this Form S-8 (by incorporation by reference or otherwise) in accordance with the rules and regulations of the SEC.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

In this registration statement, Advanced Micro Devices, Inc. is sometimes referred to as “we,” “us” or “our.”

Item 3. Incorporation of Documents by Reference.

We hereby incorporate by reference the following documents filed with the Commission pursuant to the Securities Exchange Act of 1934, as amended (File No. 001-07882):

•	Our Annual Report on Form 10-K for the fiscal year ended December 25, 2005, including information specifically incorporated by reference into our Form 10-K from our Proxy Statement for our 2006 Annual Meeting of Stockholders, filed with the Commission on March 23, 2006;

•	Our Quarterly Reports on Form 10-Q for the fiscal quarter ended March 26, 2006, filed with the SEC on May 5, 2006 and for the fiscal quarter ended July 2, 2006, filed with the SEC on August 11, 2006;

•	Our Current Reports on Form 8-K, filed with the Commission on January 12, 2006, January 23, 2006, January 27, 2006, February 15, 2006, March 2, 2006, March 22, 2006, May 10, 2006, July 24, 2006 (except portions of the Report that are furnished but not deemed filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended), July 31, 2006, October 4, 2006, October 19, 2006 and October 30, 2006;

•	The description of our common stock, par value $.01 per share, contained in our registration statement on Form 8-A, filed with the Commission on September 14, 1979, including any subsequently filed amendments and reports updating such description; and

•	All documents we file with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold.

Information that we file later with the Commission will automatically update and supersede this information.

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Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

We are a Delaware corporation. Subsection (b)(7) of Section 102 of the Delaware General Corporation Law (the “DGCL”) enables a corporation in its original certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of the director’s fiduciary duty except (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which the director derived an improper personal benefit.

Subsection (a) of Section 145 of the DGCL empowers a corporation to indemnify any present or former director, officer, employee or agent of the corporation, or any individual serving at the corporation’s request as a director, officer, employee or agent of another organization, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding provided that such director, officer, employee or agent acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, provided further that such director, officer, employee or agent had no reasonable cause to believe his or her conduct was unlawful.

Subsection (b) of Section 145 empowers a corporation to indemnify any present or former director, officer, employee or agent who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit provided that such director, officer, employee or agent acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification may be made in respect to any claim, issue or matter as to which such director, officer, employee or agent shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such director, officer, employee or agent is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145 further provides that to the extent a director, officer, employee or agent has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection therewith and that indemnification and advancement of expenses provided for, by or granted pursuant to Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled and empowers the corporation to purchase and maintain insurance on behalf of a present or former director, officer, employee or agent of the corporation or any individual serving at the corporation’s request as a director, officer or employee of another organization, against any liability asserted against him or her or incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liabilities under Section 145.

Article 8 of our certificate of incorporation, as amended, provides for the elimination of liability of our directors to the extent permitted by Section 102(b)(7) of the DGCL. Article VIII of our By-Laws, as amended, provides for indemnification of our directors or officers or those individuals serving at our request as a director or officer of another organization, to the extent permitted by Delaware law. In addition, we are bound by agreements with certain of our directors and officers which obligate us to indemnify such persons in various circumstances. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by one of our directors, officers or controlling persons in the successful defense of any

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action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

We have in effect a directors and officers liability insurance policy indemnifying our directors and officers and the directors and officers of our subsidiaries within a specific limit for certain liabilities incurred by them, including liabilities under the Securities Act. We pay the entire premium of this policy.

We have entered into separate indemnification agreements with each of our directors and officers. These agreements require us, among other things, to indemnify such director or officer against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such individual in connection with any action, suit or proceeding arising out of such individual’s status or service as one of our directors or officers, provided that such individual acted in good faith and in a manner he or she reasonably believed to be in or not opposed to our best interests and, in the case of a criminal proceeding, had no reasonable cause to believe that his or her conduct was unlawful, and to advance expenses incurred by such individual in connection with any proceeding against such individual with respect to which such individual may be entitled to indemnification by us.

We believe that our certificate of incorporation and bylaw provisions, our directors and officers liability insurance policy and our indemnification agreements are necessary to attract and retain qualified persons to serve as our directors and officers.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

See Index to Exhibits.

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(ii) The portions of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 and (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sunnyvale, State of California, on October 26, 2006.

ADVANCED MICRO DEVICES, INC.

By:	/s/ Robert J. Rivet
Robert J. Rivet
Executive Vice President, Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint Hector de J. Ruiz and Robert J. Rivet, and each of them, with full power of substitution and full power to act without the other, his true and lawful attorney-in-fact and agent to act for him in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file this registration statement, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in order to effectuate the same as fully, to all intents and purposes, as they or he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Hector de J. Ruiz Hector de J. Ruiz	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	October 26, 2006

/s/ Robert J. Rivet Robert J. Rivet	Executive Vice President, Chief Financial Officer (Principal Financial and Accounting Officer)	October 26, 2006

/s/ W. Michael Barnes W. Michael Barnes	Director	October 26, 2006

/s/ Bruce L. Claflin Bruce L. Claflin	Director	October 26, 2006

/s/ H. Paulett Eberhart H. Paulett Eberhart	Director	October 26, 2006

/s/ Robert B. Palmer Robert B. Palmer	Director	October 26, 2006

Leonard M. Silverman	Director

/s/ Morton L. Topfer Morton L. Topfer	Director	October 24, 2006

/s/ James D. Fleck James D. Fleck	Director	October 26, 2006

/s/ John E. Caldwell John E. Caldwell	Director	October 25, 2006

INDEX TO EXHIBITS

EXHIBIT
5.1	Opinion of Latham & Watkins LLP.

23.1	Consent of Latham & Watkins LLP (included in Exhibit 5.1).

23.2	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.

24.1	Power of Attorney (included in the signature page to this registration statement).

99.1	ATI Technologies Restricted Share Unit Plans for U.S. Directors and Employees, as amended and restated.

99.2	ATI Technologies Restricted Share Unit Plans for Canadian Directors and Employees, as amended and restated.

99.3	ATI Technologies Inc. Share Option Plan, as amended.

99.4	ArtX, Inc. 1997 Equity Incentive Plan, as amended.